SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2007

Date of Report (Date of earliest event reported)

PHYTOMEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-28790

(Commission File Number)

87-0429962

(I.R.S. Employer Identification No.)

100 Overlook Drive, 2nd Floor, Princeton, NJ  08540

(Address of principal executive offices)

(800) 611-3388

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant's Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On May 25, 2007, PhytoMedical Technologies, Inc. entered into a Research Agreement with Dartmouth College in the area of cancer research, specifically furthering research and development of anti-tumor bis-acridines. This Research Agreement between PhytoMedical Technologies, Inc. and Dartmouth College is attached as Exhibit 10.1.

Item 1.02 – Termination of a Material Definitive Agreement

On May 29, 2007, the Company and Fusion Capital Fund II, LLC (“Fusion”) mutually terminated that certain $10 million Common Stock Purchase Agreement by and between the Company and Fusion, dated July 8, 2005.  The Company did not incur any termination costs as a result of mutually terminating this agreement. The foregoing description is qualified in its entirety by reference to the Mutual Termination Agreement filed as Exhibit 10.2 attached hereto.

SECTION 2.  Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

At a Board of Directors meeting held on February 28, 2005, the Company’s Board of Directors agreed to increase the loan amount available to the Company to $2,500,000 from Mr. Harmel S. Rayat, a Director and majority shareholder of PhytoMedical Technologies, Inc. Proceeds from the loan, which will be drawn down on a “as needed basis” at a rate of prime plus 3%, will fund the Company’s research and development plans, ongoing expenses for salaries, legal and accounting fees and a comprehensive investor relations and branding program, as well as for working capital and other contingencies.

On May 31, 2007, the Company drew down $150,000 from the loan commitment provided by Harmel S. Rayat and issued an unsecured promissory note, which is payable on demand and bears an interest rate of 11.25%.

SECTION 3.  Securities and Trading Markets

None.

SECTION 4.  Matters Related to Accountants and Financial Statements

None.

SECTION 5.  Corporate Governance and Management

None.

SECTION 6. [Reserved]

N/A.

SECTION 7.  Regulation FD

None.

SECTION 8.  Other Events

None.

SECTION 9.  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

The following exhibits are furnished as part of this report:

Exhibit 10.1 – Dartmouth – PhytoMedical Technologies Research Agreement

Exhibit 10.2 – Mutual Termination Agreement dated May 29, 2007 with Fusion Capital Fund II, LLC.

Exhibit 10.3 – Unsecured Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYTOMEDICAL TECHNOLOGIES, INC.

/s/ Greg Wujek

Greg Wujek

President and CEO

Date: May 31, 2007